UNITED STATES

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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition by TZ Holdings, L.P. (“Parent”), The TriZetto Group, Inc. (the “Company” or “TriZetto”) intends to file a proxy statement and other relevant documents concerning the transaction with the U.S. Securities and Exchange Commission (the “SEC”). STOCKHOLDERS OF TRIZETTO ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by TriZetto through the web site maintained by the SEC at www.sec.gov. Free copies of the proxy statement, when available, and the Company’s other filings with the SEC also may be obtained from TriZetto. Free copies of TriZetto’s filings may be obtained by directing a request to Investor Relations at 949-719-2225. In addition, investors and security holders may access copies of the documents filed with the SEC by TriZetto on TriZetto’s website at www.trizetto.com, when they become available.

TriZetto, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from TriZetto’s stockholders with respect to the transactions contemplated by the definitive agreement between Parent and TriZetto. Information regarding TriZetto’s directors and executive officers is contained in TriZetto’s Annual Report on Form 10-K for the year ended December 31, 2007 and its preliminary proxy statement filed with the SEC on April 4, 2008 for its 2008 Annual Meeting of Stockholders, which are filed with the SEC. As of March 31, 2008, TriZetto’s directors and executive officers beneficially owned (as calculated in accordance with SEC Rule 13d-3) approximately 4,075,162 shares, or 9.07%, of TriZetto’s common stock. You can obtain free copies of these documents from TriZetto using the contact information set forth above. Additional information regarding interests of such participants will be included in the proxy statement that will be filed with the SEC and available free of charge as indicated above.

Forward-Looking Statements

These filings contain forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, change of control, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure, uses of cash, anticipated dilution or accretion of acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; risks associated with rapidly changing technology; the risk that TriZetto’s proposed acquisition by Apax Partners is not consummated; as well as the other risks identified in TriZetto’s filings with the SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations after the date of these filings.

The following memo from Jeff Margolis, President and CEO of the Company, was issued by The TriZetto Group, Inc. to employees of the Company on April 11, 2008.

To:	All TriZetto Employees

From:	Jeff Margolis, Chairman and CEO

Date:	April 11, 2008

Subject:	A new chapter for TriZetto

I am pleased to share with you our announcement this morning of the proposed acquisition by Apax Partners to take TriZetto private for $22 per share in cash. The purpose of this communication is to convey my sense of excitement about this news and to share information we have about how it can benefit TriZetto’s customers and employees.

Apax is one of the world’s leading private equity firms, with $35 billion of funds under management. As a growth-focused firm that specializes in both healthcare and technology, they represent an outstanding financial and strategic partner. Further, Blue Cross Blue Shield of Tennessee (BCBS TN) and The Regence Group, are providing a portion of the funding for the transaction. As you know, BCBS TN and Regence are both showcase customers, using most of our full solutions suite. It is a tremendous endorsement of our strategy to have a leading private equity firm and our own customers interested in participating more directly in our continued growth and the realization of our Integrated Healthcare Management vision.

There are many reasons why this is exciting news for TriZetto. Both TriZetto and this group of investors share a common view that the U.S. healthcare system is in need of radical change and evolution. I believe that joining with Apax provides us an excellent opportunity to focus on long-term value creation for our customers and the business. While we will still need to meet challenging annual growth objectives, this opportunity will enhance our flexibility in making long-term investment decisions in development, acquisitions and partnerships that will benefit customers. That increased flexibility should result in raising our growth trajectory, allowing greater long-term product and service development decisions, and accelerating our Integrated Healthcare Management vision for our payer customers, and for the consumers, providers, employers, and brokers they serve. As our business grows, we expect to generate many new opportunities for you to expand your skills and career paths.

The closing of the transaction is subject to customary shareholder and regulatory approvals and is expected to occur within four to six months. Once completed, TriZetto will continue to operate as an independent company, retaining the TriZetto brand and operating essentially as we do today. I will continue as Chairman and CEO of TriZetto, reporting to a board of directors with representation from Apax, other investors and independent directors. The current operational and executive management team of TriZetto will remain in place.

It is natural that each of you may be concerned how this will affect you personally. First, this transaction represents only a financial ownership change. Second, I want to re-emphasize that Apax is a growth-focused firm. Apax will maximize its investment return by helping us sell more, grow more quickly and accelerate the cash returns of our business. Third, consider the influence of BCBS TN and Regence. It is in every stakeholder’s best interest to see TriZetto expand its product and service portfolio more rapidly and speed the delivery of our key benefits of enhancing revenue growth, driving administrative efficiency and improving the cost and quality of care for members. Working together, we will accelerate Integrated Healthcare Management and transform the healthcare system in the U.S. and abroad.

The success of all of our customers must remain TriZetto’s number one focus. Our customer, implementation and operational commitments remain unchanged as do our business plan and financial commitments. Lastly, let me assure you that we will continue to invest in our roadmaps for both new and enhanced software and service offerings.

I am excited about this opportunity and I believe you should be too. With all of your help, we will continue to drive TriZetto’s entrepreneurial culture and customer focus and to execute our vision for Integrated Healthcare Management. This is a tremendous new chapter for TriZetto and I hope you will all join me in communicating our enthusiasm to our customers.

Sincerely,

Jeffrey H. Margolis

Chairman and Chief Executive Officer

CORPORATE OFFICE	WEB

567 San Nicolas Drive, Suite 360	www.TriZetto.com
Newport Beach, CA 92660
949-719-2200 Fax: 949-219-2197

The following question and answer document was distributed by The TriZetto Group, Inc. to employees of the Company on April 11, 2008.

The TriZetto Group/Apax Partners Transaction

Employee Q&A

Q. What is the nature of the deal?

A. Today we are excited to announce an agreement for TriZetto to be taken private via an acquisition by Apax Partners and its investors for $22 per share in cash. This represents a premium of 29% over the 30 calendar-day average closing price of the company’s stock.

The transaction is valued at approximately $1.4 billion, including consideration for stock options and shares related to TriZetto’s outstanding convertible notes.

Q. Who is Apax?

A. In business for 30 years, Apax is one of the world’s leading private equity firms. It has over $35 billion of funds under management and offices in the U.S., the U.K., Germany, Sweden, Italy, Spain, Israel, Hong Kong and India. Apax is a growth-oriented private equity investor focused on creating true long-term value rather than optimizing a business through financial engineering.

Q. What is private equity?

A. Equity capital that is made available to companies or investors, but not quoted on a stock market. The funds raised through private equity can be used to develop new products and technologies, to expand working capital, to make acquisitions, or to strengthen a company’s balance sheet.

Q. Where will we fit into Apax?

A. TriZetto will continue to operate as a stand-alone company under the TriZetto brand, structured and operated as we are today. Jeff Margolis will continue to lead the company and will report to a board of directors which includes representation from Apax, other investors and independent directors. The TriZetto operations and executive teams will remain in place and continue to focus on growing the business and delivering on customer expectations.

Q. Is there any significance to the fact that Apax is an international firm with many interests outside the U.S.?

A. Having investors with diversified global interests is definitely a positive as TriZetto moves ahead…it helps financially and strategically. Specifically, there is a healthy amount of European investment in this transaction…as well as U.S. For example, Apax has the largest clinical lab presence and is the largest private hospital operator in Europe.

Q. Is Apax the only investor?

A. No. BCBS of Tennessee and The Regence Group are providing a portion of the funding for the transaction.

Q. What’s the role of Blue Cross Blue Shield of Tennessee and The Regence Group in this transaction?

A. They are both providing a portion of the funding for the transaction. As two of our largest, most innovative and longest-standing customers, their interest in participating in this transaction serves as an endorsement of their belief in our vision and ability to execute.

Q. Why did we do this?

A. TriZetto received unsolicited indications of interest from several parties who sought to acquire us. As a public company, the Board has a fiduciary responsibility to shareholders to give fair consideration to legitimate offers. The board determined that this is a fair price for the company’s shares and provides a good path for our customers and employees.

Q. What is the timeline of next steps? How fast will this close?

A. Today, we have announced a definitive agreement to be taken private via an acquisition by Apax partners and its investors. The closing of the transaction is subject to customary shareholder and regulatory approvals and is expected to occur within four to six months.

Q. What will happen to employees after the merger closes?

A. One of the most attractive aspects of TriZetto is its most important resource—its people. Apax purchased us based, in part, on the proven track record of our people and our excellent 2008 operating plan. Therefore it’s essential we retain our high quality workforce of bright, dedicated people. So, we will remain an independent team. While operating as a private company may relieve quarterly performance pressure, it does not change the very important commitments we must keep…to our new board…to our business plan…and to each of our KPMS objectives.

Q. What will happen to my job?

A. TriZetto’s people are very important to our future…and Apax is very interested in seeing us continue to grow. TriZetto will continue to have financial commitments. We need to roll up our sleeves and ensure we meet those commitments. Continued growth and profitability is the best way to ensure continued opportunity for all TriZetto employees. This is true whether TriZetto is a public or a private company.

TriZetto employees should be excited about this next chapter in our history. The everyday work to develop new products and help customers implement our software will not change materially. Our people are important assets to do this and do it well.

You are encouraged to continue to do an outstanding job every day…and the opportunities and rewards should absolutely be there for the TriZetto team.

Apax was attracted to TriZetto as an investment because they know we are a company that has had a solid growth trajectory and we plan to continue on that path. They also know we have a great business plan, a terrific and highly energized employee base and they share our vision.

Lastly, going private gives us additional flexibility to make the right investment decisions for the long term…not just for the next quarter or so.

Q. Will my salary, benefits or vacation change? Will my service be bridged?

A. In aggregate, we can expect that salary, benefits and service dates will remain the same. Please be patient about your more specific questions, we need to wait until after close to provide more details.

Q. What will happen to the stock I own through the Employee Stock Purchase Program?

A. The Employee Stock Purchase Program (ESPP) will continue through the earlier of June 30, 2008, or the closing of this transaction. Settlement instructions will be provided by the HCM Team when the transaction closes.

Q. What are the plans to keep employees informed of progress?

A. We will keep employees informed throughout the process through emails, communications via your supervisors, conference calls with TriZetto leadership and the intranet. If you have questions, feel free to send them to employee.feedback@trizetto.com.

Just as we have in past transactions, we will use the Transition Times newsletter as a major way to communicate about HCM issues and news.

Q. What do I do if I get a question from the press or an analyst?

A. All media inquiries MUST be forwarded to Brad Samson…as should all inquiries from financial analysts. If someone from an industry analyst firm calls (Gartner, Forrester or Health Industry Insights) with questions, please contact Diana Fuchs.

The following Fire Side Chat presentation by Jeff Margolis, President and CEO of the Company, was issued by The TriZetto Group to the employees of the Company on April 11, 2008. A transcript of such presentation is attached hereto.

Project London Bridge

Fireside Chat

Talk Points – Jeff Margolis

Good morning and good afternoon.

Thank you for joining Kathleen and me on such short notice.

Let’s get right to it.

I’m delighted to be able to share the news that this morning we announced an agreement for TriZetto to be taken private via an acquisition by Apax Partners and its investors for $22 per share in cash. This represents a 29% premium over the 30 calendar-day average closing price of the company’s stock.

The transaction is valued at approximately $1.4 billion.

Hearing those kind of numbers, the announcement may sound pretty momentous…but in reality, little will change…for employees or customers.

Before the transaction, we have 352 payer customers. Afterwards, we will still serve 352 payers, and still work to grow market share

Our broad line of products and services will continue.

All of our customer user groups, on which about 80% of our customers are represented, will continue.

The operating team running the business will still do so in the future. Our business plan and our commitments to our customers remain in place.

Our mission, to enhance revenue growth, to drive administrative efficiency, and to improve the cost and quality of care, will continue.

Our vision for Integrated Healthcare Management, will not only continue, but likely be enhanced as we determine how best to leverage our relationship with Apax—whose focus will be on helping us grow.

The TriZetto brand will continue and we will operate as an independent company.

But, this is the beginning of a new chapter for TriZetto. Let me begin by talking about Apax and its investors.

Apax and its investors

Apax—one of the world’s leading private equity firms—over $35 billion of funds under management.

Like us, Apax and its investors want to redefine healthcare and make it more effective for all constituents. Together we will do it faster and more efficiently.

Growth-focused firm that specializes in both healthcare and technology.

One of Apax’s Healthcare Practice partners—Bill Sullivan— very experienced in managed care and has held top jobs at Oxford and Magnacare…he is a former customer and a great friend of TriZetto’s.

BlueCross BlueShield of Tennessee (BCBS TN) and The Regence Group are providing a portion of the funding for the transaction. Everyone at TriZetto should recognize BCBS TN and Regence as two of our top customers…as well as leading innovators in payer space.

As we become part of Apax family we have highly aligned missions and vision. With their focus on healthcare and technology they are an outstanding financial and strategic partner which will enable our entrepreneurial spirit to continue to flourish.

Apax is also a global firm…with interests in many countries…not just the U.S. This will open up new and interesting areas for TriZetto to pursue.

Transaction

The closing of the transaction is subject to customary shareholder and regulatory approvals and is expected to occur within four to six months.

How did this come about? TriZetto received unsolicited indications of interest from several parties.

As a public company, the Board has a fiduciary responsibility to shareholders to give fair consideration to legitimate offers.

The Board determined that this is a fair price for the company’s shares and provides a good path for our customers.

Believe that this arrangement provides an excellent opportunity to deliver on our IHM vision more quickly for our payer customers, and for the consumers, providers, employers and brokers they serve.

Lastly, going private gives us additional flexibility to make the right investment decisions for the long term…without the current pressures we have from the Street to meet quarterly expectations.

But to be clear…we still have to make certain we meet all our commitments…both short and long term.

Employee Reaction

This is a very positive development for our shareholders, our customers and for us, as employees.

I’m sure your first reaction to this news was, as is completely appropriate with this kind of news, “what about me, what about my job?”

Your very next thought, being a typical, customer-focused TriZetto employee, was probably “what does this mean for our customers?”

And another reaction very probably was “wait a minute…hasn’t Jeff been barnstorming all over the country talking about our future and Integrated Healthcare Management?”

These are all very good questions…so let’s talk about what this means to employees, customers and IHM….

Employee Impact

Keep in mind that what makes us so valuable as a company to Apax and its investors, along with our unique products and service, is all of you.

It is natural that each of you may be concerned with your job and benefits, and how this will impact you personally.

First, this transaction represents only a financial ownership change—not a change in strategy. We must all stay on course…if anything…this opportunity will accelerate our strategy.

Second, Apax is a growth-focused firm. Different from some of the other private equity firms you may have read about. They aren’t focused on turnaround or cash cow scenarios. They ARE focused on finding promising companies…leading companies they can help make even more successful. And that’s why they are making this deal with TriZetto.

Apax plans to maximize their investment return by helping us:

•	Sell more of our leading edge products and services,

•	Grow more quickly

•	Accelerate the cash returns of our business.

Take a look at www.hubinternational.com to get a glimpse of another company Apax has invested in…look at their continued history of growth…their list of recent acquisitions and career opportunities. This is a company on the move…as is TriZetto!

Third point around how this might impact us—do not forget the influence of BCBS TN and Regence. Their interest is in seeing TriZetto expand its product and service portfolio more rapidly and to help payers continue to enhance revenue growth, drive administrative efficiency and improve cost and quality of care.

Best advice I can give you is that you continue to do an outstanding job every day, retain focus on customers, don’t miss a beat.

As I said at the start of this call…is there massive change involved in this deal…not really. Your job, your objectives and goals…all remain the same.

But if you have questions…we are committed to providing you with answers and updates on the status of the acquisition in a timely fashion.

We’ll be posting content on the TriZetto intranet homepage, where we’ve set up a special section for this news. And, we invite your e-mail inquiries to employeefeedback@trizetto.com.

Company

TriZetto will continue to operate as an independent, payer-focused business.

I continue as head of TriZetto, reporting to a board of directors comprised of Apax, other investors and independent directors.

All TriZetto major products services will continue…expect to also continue to expand, evolve.

Customers

Becoming a private concern represents a pathway to continue to grow and to deliver tools and benefits of Integrated Healthcare Management more quickly.

Retain our unique focus on solutions for payers and the consumers, providers, employers and brokers they serve.

Conclusion

I am excited about this opportunity and I believe you should be too. Please join me in communicating to our customers and partners our enthusiasm and the anticipated benefits of taking our company private.

Now let me turn the discussion over to Kathleen.

The following Fire Side Chat presentation by Kathleen Early, President and COO of the Company, was issued by The TriZetto Group, Inc. to the employees of the Company on April 11, 2008. A transcript of such presentation is attached hereto.

Fireside Chat

Kathleen Earley Talking Points

Thank you, Jeff.

This is quite a day…and it’s already been quite a year.

We began 08 knowing it was going to be an important year for us: launching Integrated Healthcare Management, gaining traction and market advantage as our operations process and improvements take hold…the fact that it’s an election year with healthcare rising to the top of the national agenda…but we didn’t know it would be this exciting!

Going private with the help of Apax is going to be quite a “next chapter” for TriZetto…creating new opportunities for our company, our customers, our industry and of course, for all of us as employees.

I am so proud that Apax recognizes our value as a leader in the Payer healthcare IT and services industry. That’s because of what we all have built here.

We know you have questions and as Jeff said, we are committed to answering your questions accurately and as quickly as we can.

Apax believes and shares our vision of driving real, radical change in healthcare processes and delivery to ensure an optimal healthcare experience for every constituent. They believe in our business plan, our operating team and all of us.

So here’s what I believe about this next part of the TriZetto journey:

I believe the merger creates an environment for TriZetto and for all of us to accelerate the execution of our strategy and the delivery of Integrated Healthcare Management.

I believe it’s an opportunity to extend our technology and services leadership…and powerfully advance our ability to deliver the “gold standard” of solutions to our customers.

I believe our ability to make a difference in the lives of the many millions of people who are touched by our software…and improve their healthcare experience remains as strong and promising as ever.

“TriZetto” is not getting lost or consumed in this .We will be kept independent focused on solutions for payers and the constituents they serve.

Jeff will continue to lead TriZetto and I will continue to lead our operations.

As Jeff has said, for many of us, life will look a lot like it does today. At the end of the day, a lot of things just won’t change because we have a different ownership structure.

Chief among the things we MUST make sure remains the same is our pursuit of excellence…our commitments to customers, partners and each other…and our work to grow our business—by enabling payers to create the most efficient and effective systems for the delivery of healthcare….the way only TriZetto can.

Before we open for questions, let me just say that the most important work we can do right now is to not miss a beat. We need to continue to make good on every obligation we’ve made…financially, to our customers and to our partners.

If we continue to do the outstanding job we do every day—with the kind of rigor and professionalism that brought us to this great opportunity—I firmly believe that for all of us, the rewards will be there…

We are ready now to open for your questions, so operator, please open the lines for us.

(Q & A)